Exhibit 99.05

Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended March
	2022	2021	Change
Retail Electric Revenues-
Fuel	$1,014	$838	$176
Non-Fuel	2,599	2,504	95
Wholesale Electric Revenues	664	545	119
Other Electric Revenues	177	170	7
Natural Gas Revenues	2,058	1,694	364
Other Revenues	136	159	(23)
Total Operating Revenues	6,648	5,910	738
Fuel and Purchased Power	1,343	1,055	288
Cost of Natural Gas	1,095	583	512
Cost of Other Sales	69	82	(13)
Non-Fuel O&M	1,516	1,372	144
Depreciation and Amortization	892	871	21
Taxes Other Than Income Taxes	372	345	27
Estimated Loss on Plant Vogtle Units 3 and 4	—	48	(48)
Gain on Dispositions, net	(23)	(44)	21
Total Operating Expenses	5,264	4,312	952
Operating Income	1,384	1,598	(214)
Allowance for Equity Funds Used During Construction	51	46	5
Earnings from Equity Method Investments	46	45	1
Interest Expense, Net of Amounts Capitalized	462	450	12
Other Income (Expense), net	145	58	87
Income Taxes	173	190	(17)
Net Income	991	1,107	(116)
Dividends on Preferred Stock of Subsidiaries	4	4	—
Net Loss Attributable to Noncontrolling Interests	(45)	(32)	(13)
NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$1,032	$1,135	$(103)
Notes
- Certain prior year data may have been reclassified to conform with current year presentation.